Exhibit 10.1
REYNOLDS DIVISION OF
LAYNE CHRISTENSEN COMPANY
CASH BONUS PLAN
I.	PURPOSE OF THE PLAN
     Layne Christensen Company (“Layne”) desires to reward key employees for contributions made to the profitability and overall improvement of the business operations of the Reynolds Division. The purpose of the Reynolds Division Cash Bonus Plan (the “Plan”) is to provide a continuing incentive to key employees of the Reynolds Division and a method to share the results of their efforts and success following the merger of Reynolds, Inc. with Layne Merger Sub 1, Inc. pursuant to that certain Agreement and Plan of Merger dated August 30, 2005 (the “Agreement”).
II.	PARTICIPATION
     All employees of the Reynolds Division shall be eligible for participation in the Plan.
III.	CONTRIBUTIONS TO THE PLAN
     Layne will establish and contribute to the Plan pursuant to the following terms and conditions:
A.	January 1, 2005 through December 31, 2005.
1.	January 1, 2005 through the Closing Date of the Agreement (the “Closing Date”): Layne will accrue and reserve an amount to be paid pursuant to the Plan equal to the amount that has been accrued by Reynolds, Inc. on its Closing Date Balance Sheet (as defined in the Agreement) for its employee cash bonus plan.

2.	Closing Date through December 31, 2005: Layne will accrue and reserve an amount to be paid pursuant to the Plan equal to twenty percent (20%) of the net income earned by the Reynolds Division*

*	In determining net income earned by the Reynolds Division , Layne will not, and will use commercially reasonable efforts to cause its Affiliates to not, do any of the following: (1) charge the Reynolds Division any management fee or administrative fee or similar fee on the Reynolds Division for any charge imposed on the Reynolds Division related to Layne’s overhead or the overhead of any of Layne’s Affiliates (for clarity, the foregoing does not prevent Layne from allocating costs for benefits, workers compensation and

(before giving effect to an amounts paid pursuant to the Plan) from the Closing Date through December 31, 2005.

3.	The sum of the amounts set forth in Subsections (1) and (2) above shall be available for distribution to employees of the Reynolds Division pursuant to Article IV below on or before March 1, 2006. In the event that the net income of the Reynolds Division for the period from the Closing Date through December 31, 2005 is a negative number, the absolute value of such amount will be subtracted from the amount accrued and reserved pursuant to Subsection (1) above.
B.	January 1, 2006 through January 31, 2009.
1.	Layne will accrue and reserve an amount to be paid pursuant to the Plan equal to twenty percent (20%) of the net income earned by the Reynolds Division (before giving effect to an any amounts paid pursuant to the Plan) for each of the following periods: (a) January 1, 2006 through January 31, 2007, (b) February 1, 2007 through January 31, 2008, and (c) February 1, 2008 through January 31, 2009 (each, a “Plan Year”); provided, however, that the amount accrued and reserved for each Plan Year will be subject to the following adjustments:
(a)	If the amount of Reynolds Division EBITDA (as calculated pursuant to Section 1.12 of the Agreement) is less than $16,500,000 (the “EBITDA Target Amount”) for any Plan Year, then the percentage of Reynolds Division net income accrued and reserved by Layne for payment under the Plan during such Plan Year will be reduced by one percent (1%) for each one percent (1%) shortfall in the EBITDA Target Amount; and

(b)	If the amount of Reynolds Division EBITDA is less than $13,200,000 for any Plan Year, then the amount, if any, of the other insurance charges attributable to the Reynolds Division provided by Layne or its Affiliates); (2) cause the Reynolds Division to hire any employee or consultant, except for employees and consultants hired to work for the Reynolds Division on a full or part time basis on terms and conditions consistent with the Reynolds Division’s historic practices; or (3) increase the compensation paid to any Reynolds Division employee, except for merit or bonus increases consistent with the Reynolds Division’s historic practices. With respect to clause (1) above, (x) allocated costs (other than for employee benefit plans) will be the actual costs of insurance (including policy premiums), plus the cost of claims or losses actually paid during such period up to the deductible limits of any applicable insurance policy, plus any increase (or less any decrease) in reserves made during such period for the future payment of losses and claims, plus any increase (or less any decrease)in reserves for incurred but not reported claims, plus the costs of third party administration and (y) allocated costs for employee benefit plans (including, but not limited to healthcare insurance, 401(k) plan, disability insurance and life insurance) will be the actual costs of providing the benefit plans to the employees that work for the Reynolds Division.

Reynolds Division EBITDA accrued and reserved by Layne for payment under the Plan during such Plan Year shall be in the sole discretion of Layne.
2.	The amount accrued and reserved for payment under the Plan by Layne pursuant to Subsection (1) above during each Plan Year shall be available for distribution to employees of the Reynolds Division pursuant to Article IV on or before March 31st following each Plan Year.
C.	Distributions to employees of the Reynolds Divisions pursuant Sections (A) and (B) above shall be reduced by any amounts given to Reynolds Division employees each December as a holiday bonus.
IV.	DETERMINATION OF PLAN DISTRIBUTIONS
     The annual distribution to be made to Jeffrey Reynolds pursuant to the Plan shall be determined by the compensation committee of Layne. The amount to be distributed pursuant to the Plan after deducting the amount to be distributed to Jeffrey Reynolds is referred to as the “Remaining Bonus Pool”. Jeffrey Reynolds shall make an initial determination regarding the amount of the Remaining Bonus Pool to be distributed to each employee of the Reynolds Division pursuant to the Plan. The initial determination of Jeffrey Reynolds shall be submitted to the Chief Executive Officer of Layne for approval, which approval shall not be withheld as long as the distributions are consistent with the past bonus practices of Reynolds, Inc.
V.	AMENDMENT
     The Plan may be amended at any time by Layne, but only with the consent of Jeffrey Reynolds.
VI.	MISCELLANEOUS PROVISIONS
A.	Tax Withholding. Layne shall withhold any taxes that are required to be withheld from the benefits provided under the Plan.

B.	Applicable Law. The Plan and all rights hereunder shall be governed by the laws of the State of Kansas, except to the extent preempted by the laws of the United States of America.

C.	Right of Employment. Nothing contained in the Plan shall be construed to be a contract of employment for any term of years, nor as conferring upon any employee the right to continue in the employment of the Layne.

D.	The Plan supersedes and replaces the employee cash bonus plan of Reynolds, Inc.